Exhibit 3.2

                          CERTIFICATE OF AMENDMENT OF
                   CERTIFICATE OF DESIGNATIONS, PREFERENCES,
                                 AND RIGHTS OF
                    SERIES B CONVERTIBLE PREFERRED STOCK OF
                         EMBRYO DEVELOPMENT CORPORATION

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Pursuant to Section 151 of the General Corporation Law of the State of Delaware
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     EMBRYO DEVELOPMENT CORPORATION,  a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation law of the State of Delaware, DOES HEREBY CERTIFY:



I. The certificate of designations, preferences, and rights of Series B Convertible Preferred stock of the Company (the "Certificate of Designation") is hereby amended by striking out paragraph 5.1 and substituting for said paragraph the following new paragraph 5.1:

     "5.1 Each share of Series B Convertible Preferred Stock outstanding shall be automatically converted into shares of common stock of the Corporation, par value $0.0001 per share ("Common Stock"), in a ratio of 100 Shares of the Common Stock for 1 share of the Series B Convertible Preferred Stock (the "Conversion Ratio"), upon the Corporation filing, as authorized by the Board of Directors, such documentation as required to effect an increase in the number of shares of Common Stock which the Corporation is authorized to issue sufficient to convert all shares of then outstanding into Common Stock pursuant to the provisions of this Section 2 (the "Conversion Event")."

II. The Certificate of Designation is further hereby amended by striking out paragraph 6.1.2 substituting for said paragraph the following new paragraph 6.1.2:

     "6.1.2 Each share of Series B Convertible Preferred Stock issued and outstanding shall vote as though it had been converted into Common Stock as provided in Section 5 of this Certificate of Designations, and thus have 100 votes per share."

III. The amendment of the Certificate of Designation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF,  Embryo Development  Corporation has caused this Certificate of Amendment of the Certificate of Designation to be signed by its Chief Executive Officer on this 14th day of October, 2004

                                        EMBRYO DEVELOPMENT CORPORATION



                                        By:       /s/ Matthew Harriton
                                                  ----------------------------
                                           Name:      Matthew Harriton
                                           Title:     Chief Executive Officer



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